                               AUDITOR'S CONSENT


We have issued our report dated February 9, 2001, accompanying the consolidated financial statements and schedule included in the Annual Report of Applica Incorporated (formerly Windmere-Durable Holdings, Inc.) on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of Applica Incorporated on Form S-3 (File No. 33-26955, effective February 8, 1989), Form S-8 (File No. 33-58574, effective February 22, 1993), Form S-3 (File No. 333-06759, effective June 25, 1996), Form S-8 (File No. 333-52389, effective May 12, 1998), Form S-8 (File No. 333-52383, effective May 12, 1998), Form S-8 (File
No. 333-86507, effective August 3, 1999), Form S-8 (File No. 333-39986, effective June 23, 2000) and Form S-8 (File No. 333-39990, effective June 23,
2000).



/s/ Grant Thornton LLP
------------------------

Miami, Florida
March 16, 2001